UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 29, 2026

AMERICAN BATTERY TECHNOLOGY COMPANY

(Exact name of registrant as specified in its charter)

Nevada	001-41811	33-1227980
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File No.)	Identification Number)

100 Washington Street, Suite 100
Reno, NV	89503
(Address of principal executive offices)	(Zip Code)

(775) 473-4744

(Registrant’s telephone number including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value	ABAT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 29, 2026, the Board of Directors (the “Board”) of American Battery Technology Company (the “Company”) approved a Special Performance-Based Restricted Stock Unit Award Agreement (the “Award Agreement”) with Ryan Melsert, the Company’s Chief Executive Officer, Chief Technology Officer, and a member of the Board. Pursuant to the Award Agreement, the Company granted Mr. Melsert 2,200,000 restricted stock units (the “Units”), with each Unit representing the right to earn, on a one-for-one basis, shares of the Company’s common stock (“Common Stock”), pursuant to the American Battery Metals Corporation 2021 Equity Incentive Plan (the “Plan”). Any defined terms used but not defined herein shall have the respective meanings ascribed to such terms in the Award Agreement and Plan.

The Units are subject to performance-based conditions over a four-year performance period (the “Performance Period”) beginning on May 29, 2026 (the “Grant Date”) and ending on the fourth anniversary of the Grant Date. The Units will be earned, if at all, upon the Company’s achievement of the following performance milestones, with each performance milestone entitling Mr. Melsert to earn 440,000 Units:

●	Achievement of an average Common Stock closing price of at least $10 over any consecutive 60-day trading period;
●	Revenue from operations and government contract reimbursements over any consecutive four quarters of at least $100 million;
●	Issuance of a positive Record of Decision from the NEPA Environmental Impact Statement review process for the Tonopah Flats Lithium Project;
●	The issuance of a positive Financial Investment Decision, or Notice to Proceed, by the Company to proceed with the execution of the Tonopah Flats Lithium Project; and
●	Execution of a long-term offtake agreement with a partner for the sale of products or providing of services with a total agreement value of at least $50 million.

If all five performance milestones are achieved prior to the third anniversary of the Grant Date, Mr. Melsert will earn an additional 50% of the originally granted number of Units, or an additional 1,100,000 Units (the “Bonus Units”).

Upon the date a performance milestone is achieved, a prorated portion of the earned Units, including any Bonus Units, will immediately vest based on the number of completed quarters during the four-year Performance Period, with the remainder of unvested earned Units and Bonus Units continuing to vest in equal quarterly installments during the remainder of the Performance Period.

All earned Units will automatically vest upon the termination of Mr. Melsert’s employment by the Company without Cause, due to Mr. Melsert’s death or Disability, or upon the voluntary termination of employment with Good Reason. In addition, upon termination of employment without Cause within 12 months of a Change in Control, or the voluntary termination of employment with Good Reason within 12 months of a Change in Control, all outstanding Units shall be deemed earned and will vest in full. For the avoidance of doubt, any Units deemed earned in connection with a Change in Control will not include any Bonus Units.

Any Units that are not earned during the Performance Period will be cancelled and forfeited to the Company on the earliest to occur of (i) the fourth anniversary of the Grant Date or (ii) termination of Mr. Melsert’s employment for any reason not in connection with a Change in Control. If Mr. Melsert’s employment terminates prior to the fourth anniversary of the Grant Date for any reason other than termination without Cause, death, Disability, or voluntary termination with Good Reason, Mr. Melsert will forfeit all right, title and interest in the earned Units.

If dividends or other distributions are paid with respect to the Common Stock while the Units are outstanding, the dollar amount or fair market value of such dividends or distributions will be converted into additional Units, subject to the same vesting and transfer restrictions as the underlying Units.

The Units are non-transferable and may not be pledged, hypothecated, or otherwise encumbered, except by will or the laws of descent and distribution.

The foregoing description of the Award Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Award Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

10.1	Special Performance-Based Restricted Stock Unit Award Agreement, dated May 29, 2026, between American Battery Technology Company and Ryan Melsert
104	Cover Page Interactive Data File. The cover page XBRL tags are embedded within the inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BATTERY TECHNOLOGY COMPANY

Date: June 3, 2026	By:	/s/ Ryan Melsert
Ryan Melsert
Chief Executive Officer